Exhibit 5.01

September 30, 2011

SCANA Corporation

100 SCANA Parkway

Cayce, SC 29033

Ladies and Gentlemen:

SCANA Corporation (the “Company”) proposes to file with the Securities and Exchange Commission a registration statement on Form S-3 (the “Registration Statement”) for the registration under the Securities Act of 1933 of a proposed public offering and sale of up to 4,008,005 shares of the Company’s common stock, without par value (the “Stock”), which may be issued under the SCANA Investor Plus Plan (the “Plan”).

I am familiar with the preparation of the Registration Statement and with all other proceedings of the Company in connection with the Plan and the proposed issuance of the Stock thereunder. I have also made such further investigation as I have deemed pertinent and necessary as a basis for this opinion.

Based upon the foregoing, I advise you that it is my opinion that, upon (a) the aforesaid Registration Statement’s becoming effective and (b) the issuance of the Stock in accordance with the terms of the Plan, the Stock will have been duly authorized and legally and validly issued and will be fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ronald T. Lindsay

Ronald T. Lindsay

Senior Vice President and General Counsel